Pricing Supplement No. 89  Dated April 30, 1998
To Prospectus Supplement dated April 3, 1998
and Prospectus dated March 18, 1998)

Pursuant to Rule 424(b)(3)
Registration Statement No. 333-47753

J.P. Morgan & Co. Incorporated
Medium-Term Notes, Series A
 (Fixed Rate Notes)

Principal Amount: $200,000,000

If principal amount is stated in other than U.S. dollars, equivalent amount in U.S. dollars: N/A

CUSIP: 61687Y CW5

Trade Date: April 30, 1998

Settlement Date: May 5, 1998

Maturity Date: May 1, 2000

Price to Public (Issue Price): Varying prices relating to prevailing market prices

Net Proceeds to Issuer:  99.79% ($199,580,000)

Interest Rate (per annum): 5.875%

Interest Payment Date(s): November 1 and May 1 of each year, commencing November 1, 1998 (subject to Business Day convention described in the Prospectus Supplement).

Record Date(s):     ( X ) The fifteenth day (whether or not
a Business Day) next preceding each Interest Payment Date.
                    (     )  Other:

Day Count Basis:       ( X)  30/360
                      (    )  Actual

Form:     ( X)   Book-Entry Note (DTC)
          (    )   Certificated Note

Redemption:
 (  X  )  The Notes may not be redeemed prior to stated
maturity.
 (     )    The Notes may be redeemed.

Optional Redemption Date(s):  N/A

Initial Redemption Date:  N/A

Initial Redemption Percentage:   N/A
Annual Redemption Percentage Reduction: N/A
Modified Payment Upon Acceleration: N/A
Sinking Fund:  None

Right of Payment:
(    )  Subordinated   ( X  )  Unsubordinated

Original Issue Discount: N/A
Amount of OID: N/A
Yield to Maturity: N/A
Interest Accrual Date: N/A
Initial Accrual Period OID: N/A

Amortization Schedule: N/A

Denominations: $250,000 with $50,000 integral multiples thereafter.

Plan of Distribution:

     J.P. Morgan Securities Inc. has acted as Agent on
behalf of the Company.   The Company has agreed to indemnify
the Agent against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

Additional Terms:

CAPITALIZED TERMS USED IN THIS PRICING SUPPLEMENT WHICH ARE
DEFINED IN THE PROSPECTUS SUPPLEMENT OR THE PROSPECTUS SHALL
HAVE THE MEANINGS ASSIGNED TO THEM IN THE PROSPECTUS
SUPPLEMENT OR THE PROSPECTUS.